UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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First National Bancshares, Inc.

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215 N. Pine Street
Spartanburg, S.C. 29302

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

          We cordially invite you to attend the 2006 Annual Meeting of Shareholders of First National Bancshares, Inc., the holding company for First National Bank of the South.  At the meeting, we will report on our performance in 2005 and answer your questions.  We are excited about our accomplishments and we look forward to discussing both our accomplishments and our plans with you.  We hope that you can attend the meeting and look forward to seeing you there.

          This letter serves as your official notice that we will hold the meeting on Tuesday, April 18, 2006, at 5:30 p.m. at our corporate headquarters at 215 N. Pine St., Spartanburg, South Carolina for the following purposes:

1.	To elect five members to the Board of Directors of the Company; and
2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

          Shareholders owning our common stock at the close of business on March 1, 2006, are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at our main office prior to the meeting.

          Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

/s/ Jerry L. Calvert	/s/ Gaines W. Hammond, Jr., MD

Jerry L. Calvert	Gaines W. Hammond, Jr., MD
Vice Chairman, President and CEO	Chairman

Spartanburg, South Carolina
March 17, 2006

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FIRST NATIONAL BANCSHARES, INC.
215 N. Pine Street
Spartanburg, South Carolina 29302

Proxy Statement for Annual Meeting of
Shareholders to be Held on April 18, 2006

          Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

Voting Information

          The Board has set March 1, 2006, as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 3,153,223 shares outstanding on the record date of March 1, 2006. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

          Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold your shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

          When you sign the proxy card, you appoint Jerry L. Calvert and Gaines W. Hammond, Jr., MD as your representatives at the meeting.  Mr. Calvert and Dr. Hammond will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors”. We are not aware of any other matters to be considered at the meeting.  However, if any other matters come before the meeting, Mr. Calvert and Dr. Hammond will vote your proxy on such matters in accordance with their judgment.

          You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon.  A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

          We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders.  Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-KSB, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about March 17, 2006.

Proposal No. 1:  Election of Directors

          The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting.  The current terms of the Class I directors, whose names are listed below, will expire at the meeting:

Class I

Mellnee G. Buchheit
Jerry L. Calvert
W. Russel Floyd, Jr.
William A. Hudson
Norman F. Pulliam

          Shareholders will elect five nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2009 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the five nominees receiving the highest number of votes will be elected.

          The Board of Directors recommends that you elect Mellnee G. Buchheit, Jerry L. Calvert, W. Russel Floyd, Jr., William A. Hudson, and Norman F. Pulliam, as Class I directors.

          If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy to elect Ms. Buchheit, Mr. Calvert, Mr. Floyd, Mr. Hudson, and Mr. Pulliam.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Calvert and Dr. Hammond will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

          Set forth below is certain information about the nominees.  Each of the nominees is also an organizer and director of our subsidiary, First National Bank of the South.

          Mellnee G. Buchheit, 58, Class I director, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993.  She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc.  Ms. Buchheit graduated from Winthrop University with a degree in education in 1969.

          Jerry L. Calvert, 56, Class I director, is the president and chief executive officer of First National Bancshares, Inc. and First National Bank of the South. He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets.  Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize First National Bank of the South.  Mr. Calvert is a retired lieutenant colonel in the U.S. Marine Corps Reserves and a Vietnam veteran.  Mr. Calvert graduated from Wofford College in 1974 with a Bachelor of Arts degree in economics.

          W. Russel Floyd, Jr., 55, Class I director, has been the president of W. R. Floyd Services, Inc., a funeral home and cemetery operation located in Spartanburg, since 1978.  He has also served as the president of Westwood Memorial Gardens, Inc., a cemetery located in Spartanburg, and the vice president of Piedmont Crematory since 1980.  He also has served as the president of Business Communications, Inc., a local provider of telephone services and equipment, since 1984.  Mr. Floyd graduated from the University of North Carolina – Chapel Hill in 1972 with a Bachelor of Science degree in business administration, and he received a Bachelor of Arts degree in psychology from the University of North Carolina – Charlotte in 1977.

          William A. Hudson, 70, Class I director, founded Diversco, Inc., an outsourcing and contract services business located in Spartanburg, in 1969.  Mr. Hudson has held various positions with Diversco since 1969, including chairman and chief executive officer.  He is currently vice chairman of Diversco.  He graduated from Clemson University in 1959 with a Bachelor of Science degree in education.

          Norman F. Pulliam, 63, Class I director, is chairman of the board of Pulliam Investment Company, Inc., a real estate and investment firm located in Spartanburg.  He served as our chairman of the board from our inception until June 2005 and currently serves as chairman emeritus.  He is a graduate of Clemson University and Harvard University Graduate School of Business Administration.

          Set forth below is also information about each of our other directors and executive officers.  The terms of the Class II directors will expire at the 2007 Annual Shareholders Meeting.  The terms of the Class III directors will expire at the 2008 Annual Shareholders Meeting.  Each director is also an organizer and director of our subsidiary bank.  Executive officers serve at the discretion of the board of directors.

          C. Dan Adams, 46, Class III director, has been the president and principal owner of The Capital Corporation of America, Inc., an investment banking company located in Spartanburg, since 1991.  He is also president and owner of The Capital Finance Group, Inc., a merger and acquisitions company located in Spartanburg.  Mr. Adams graduated from the University of South Carolina-Upstate in 1983 with a degree in business administration.  He graduated in 1989 from The Banking School of the South at Louisiana State University and is a Certified Commercial Investment member.

          Martha Cloud Chapman, 83, Class III director, graduated from the University of North Carolina – Greensboro in 1942 with a degree in art.  Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council.  She also served as the chairperson of Governor Jim Edwards’ Inaugural Ball.

          Dr. C. Tyrone Gilmore, Sr., 62, Class III director, is vice president/customer relations at Compass Learning, Inc.  He graduated from Livingstone College in 1965 with a Bachelor of Arts degree.  Dr. Gilmore earned his Master’s degree in 1971 from Converse College and received his Ed. S. in Educational Administration studies in 1976 from the University of South Carolina – Spartanburg.

          Gaines W. Hammond, Jr., MD, 57, Class II director, is the chairman of our board of directors.  Dr. Hammond is a urologist practicing in Spartanburg since 1980, when he founded Hammond Urology, P.A.  Dr. Hammond graduated from Washington & Lee University in 1971 and from the Medical University of South Carolina in 1974 and received surgery and urologic training at Indiana University.

          Benjamin R. Hines, 49, Class II director, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, since 1986.  Mr. Hines graduated from Wofford College in 1978 with a bachelor’s degree in economics.

          Peter E. Weisman, 67, Class II director, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg.  Mr. Weisman has also been a general partner of P & J Realty Co., a real estate development company located in New York, New York, since 1969.  He graduated from the University of Pennsylvania in 1961 with a degree in architecture.

          Donald B. Wildman, 56, Class II director, is a partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP.  Mr. Wildman has been a transactions attorney with the firm since 1974.   He graduated from Wofford College in 1971 with a Bachelor of Arts degree and received his juris doctor from the University of South Carolina School of Law in 1974.

          Coleman L. Young, Jr., 48, Class III director, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994.  Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company.  Mr. Young graduated from Clemson University in 1979 with a Bachelor of Science degree.

          Kitty B. Payne, CPA, 35, is executive vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of the South.  She has over 13 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas.  Ms. Payne received her bachelor’s degree in financial management and accounting from Clemson University in 1992.

          Robert W. Murdoch, Jr., 61, is executive vice president and the retail banking manager of First National Bank of the South.  He is a native of South Carolina and has over 35 years of experience in the financial services industry.  Mr. Murdoch was vice president and executive officer with Spartanburg National Bank from August 1988 until February 2000, when he resigned to join First National Bank of the South.  Mr. Murdoch is a 1987 graduate of the Banker’s School of the South at Louisiana State University.

          David H. Zabriskie, 44, is our executive vice president, senior lending officer, and CRA officer.  He has over 18 years of experience in the financial services industry, including 15 years in commercial lending.  Mr. Zabriskie has also served as a bank examiner for the OCC and the OTS.  Mr. Zabriskie received his bachelor’s degree in business administration from Furman University in 1984.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

          The following table shows the compensation we paid for the years ended December 31, 2005, 2004 and 2003, to our president and chief executive officer and for all other executive officers (collectively, the “named executive officers”) who earned over $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Annual Compensation		Long Term Compensation Awards	All Other Compensation (3)

			Bonus(1)	Other Annual Compensation	Number of Securities Underlying Options

Jerry L. Calvert	2005	$184,351	$88,000	(2)	—	$9,786
President, CEO and Director	2004	$153,375	$80,000	(2)	—	$6,381
of the Company and the Bank	2003	$132,001	$66,843	(2)	—	$6,678
Kitty B. Payne	2005	$112,592	$55,000	(2)	3,750	$4,918
Executive Vice President and	2004	$103,562	$51,328	(2)	—	$3,107
and Chief Financial Officer of the Bank	2003	$98,875	$31,000	(2)	—	$3,536
David H. Zabriskie	2005	$119,039	$59,000	(2)	3,750	$1,751
Executive Vice President and Chief	2004	$109,000	$54,880	(2)	—	$1,111
Lending Officer of the Bank	2003	$98,901	$31,000	(2)	—	$1,769
Robert W. Murdoch, Jr.	2005	$101,322	$50,000	(2)	3,750	$4,500
Executive Vice President and Retail	2004	$96,165	$47,300	(2)	—	$2,894
Banking Manager of the Bank	2003	$91,804	$27,000	(2)	—	$3,230

(1)	Bonuses awarded for the fiscal year were paid in the subsequent fiscal year.
(2)

Executive officers also receive indirect compensation in the form of certain prerequisites and other personal benefits which did not exceed the lesser of $50,000 or 10% of the executive’s annual salary and bonus.

(3)

The amount for Mr. Calvert for 2005 is comprised of (i) $1,780 in term life insurance premiums, not generally available to other employees, paid by us on behalf of Mr. Calvert and (ii) $8,006 contributed to the First National Retirement Savings Plan to match Mr. Calvert’s pre-tax deferral contributions, which have fully vested.  Amounts for all other executives represent amounts contributed to the First National Retirement Savings Plan to match pre-tax deferral contributions, which were fully vested as of March 1, 2005.

Aggregated Option Exercise and Year-End Option Values

          The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2005.   Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing options and the year-end price of First National Bancshares, Inc. common stock.

	Number of Unexercised Securities Underlying Options at Fiscal Year End	Value of Unexercised In-the-Money Options at Fiscal Year End (1)

Name	Exercisable/Non-exercisable	Exercisable/Non-exercisable

Jerry L. Calvert	180,000/ -	$2,793,600/$-
Kitty B. Payne	24,300/4,200	$358,488/$13,422
David H. Zabriskie	24,300/4,200	$358,488/$13,422
Robert W. Murdoch, Jr.	24,300/4,200	$358,488/$13,422

(1)

The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying common stock of $19.96 per share, which was the closing market price of our common stock on December 31, 2005, as reported by the NASDAQ National Market.  Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option. The number of unexercised securities underlying options at fiscal year end reflects the 3 for 2 stock split distributed on January 18, 2006, and March 1, 2004.

Option Grants in Last Fiscal Year

          In 2005, we granted 3,750 options to Ms. Payne, and Messrs. Murdoch and Zabriskie, or a total of 11,250 options, at an exercise price equal to the market value of the company’s common stock on the date of the grant, or $17.00 per share, and these options have an expiration date of January 31, 2015, and make up 39.6% of the total options granted to all employees during 2005.  The shares were granted, in consideration for restrictive covenant options in employment agreements entered into with each of these officers, and these options have an expiration date of January 31, 2015 and make up 39.6% of the total options granted to all employees during 2005 pursuant to the First National Bancshares, Inc. 2000 Stock Incentive Plan, approved by our board of directors and shareholders.  We may grant a total of 405,000 stock options under the plan to our officers, directors, and employees.  The number of stock options reflects the 3 for 2 stock splits distributed on January 18, 2006 and March 1, 2004.

Employment Agreements

          On September 10, 2004, the company and bank entered into an employment agreement with Jerry L. Calvert to serve as the president and chief executive officer of the company and the bank.  This agreement is for a term of three years and is extended automatically at the end of each year so that the remaining term continues to be three years; however, Mr. Calvert or the company may at any time fix the term to a finite period of three years.  Under the agreement, Mr. Calvert will receive a base salary of $160,000 per year, which may be increased from time to time with the approval of the Compensation Committee of the board of directors.  He is eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established by the Compensation Committee of the board of directors.  Mr. Calvert is entitled to a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries, with an additional death benefit of $500,000 payable to the bank, and an accident liability policy totaling $1,000,000.  Mr. Calvert is entitled to an automobile or an automobile allowance, payment of his club dues and to participate in all employee benefit plans or programs of the company and the bank.  During his employment and for a period of one year thereafter, or during any period that Mr. Calvert is receiving a severance payment under the agreement, he is prohibited from (a) competing with the company or the bank within a radius of 40 miles of the main office or any branch or loan production office; (b) soliciting the company’s or the bank’s customers for a competing business; or (c) soliciting the company’s or the bank’s employees for a competing business.

          If we terminate the employee agreement for Mr. Calvert without cause, or if Mr. Calvert terminates his agreement for good reason within the 90-day period beginning on the 30th day after a change in control or within the 90-day period beginning on the first anniversary of a change in control, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 36 (24 for a termination without cause), plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

          On January 31, 2005, the company and the bank entered into employment agreements with Kitty B. Payne, Robert W. Murdoch, Jr., and David H. Zabriskie.  Pursuant to the agreements, Ms. Payne serves as an Executive Vice President and the Chief Financial Officer of the company and the bank and receives an annual base salary of $104,000; Mr. Murdoch serves as an Executive Vice President and Retail Banking Manager of the bank and receives an annual base salary of $96,530, and David Zabriskie serves as an Executive Vice President and Senior Lending Officer of the bank and receives an annual base salary of $112,000.  Each executive’s annual base salary may be increased from time to time with the approval of the board of directors.

          Each agreement is for a term of two years and is extended automatically at the end of each year so that the remaining term continues to be two years; however, the executive or the employer may at any time fix the term to a finite period of two years.  Each executive is entitled to participate in all employee benefit plans or programs of the company and the bank, as well as club dues.  In addition, Messrs. Murdoch and Zabriskie are entitled to the use of an automobile owned or leased by the bank.  During each executive’s employment and for a period of one year thereafter, each executive is prohibited from   (a) competing with the company or the bank within a radius of 30 miles or any office or branch;  (b) soliciting the company’s or bank’s customers for a competing business; or (c) soliciting the company’s or the bank’s employees for a competing business.  Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company with offices in the restricted territory, if such employment does not involve the restricted territory.  In consideration for the restrictive covenants, each executive received stock options for 3,750 shares with an exercise price of $17.00 per share.

          If we terminate the employment agreements for Ms. Payne or Messrs. Murdoch and Zabriskie without cause, or if Ms. Payne or Messrs. Murdoch and Zabriskie terminate their agreement for good reason within the 90-day period beginning on the 30th day after a change in control, they will be entitled to severance in an amount equal to their then current monthly base salary multiplied by 12, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.  In addition, if the executive terminates the agreement for good reason following a change in control, the executive is entitled to immediate vesting of any outstanding incentive awards.

Director Compensation

          During 2005, we paid our outside directors $500 for each board meeting they attended and $300 for each committee meeting they attended.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information as of March 1, 2006, regarding the beneficial ownership of our common stock by each of our directors and named executive officers, and by all of our directors and executive officers as a group.  There were no other owners of more than 5.0% of the outstanding shares of our common stock as of March 1, 2006.  These figures reflect the 3-for-2 stock splits distributed on January 18, 2006, and March 1, 2004.  Each organizer of our bank received a warrant to purchase two shares of common stock at a purchase price of $4.44 per share for every three shares purchased by that individual in our initial public offering.  The warrants vest over a five -year period beginning on February 10, 2001 and will be exercisable in whole or in part during the ten-year period following the grant date of February 10, 2000.  The mailing address for each beneficial owner is in care of First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina  29302.

Name	Shares Beneficially Owned (1)	Right To Acquire (2)	Percent (3)

C. Dan Adams (4)	127,500	75,000	6.27%
Mellnee G. Buchheit	73,751	45,000	3.71%
Jerry L. Calvert (5)	69,750	180,000	7.49%
Martha C. Chapman	44,575	30,000	2.34%
W. Russel Floyd, Jr.	83,001	45,000	4.00%
Dr. C. Tyrone Gilmore, Sr.	23,250	15,000	1.21%
Dr. Gaines W. Hammond, Jr.	163,545	90,000	7.82%
Benjamin R. Hines	100,750	63,000	5.09%
Robert W. Murdoch, Jr.	24,351	2,550	0.85%
William A. Hudson (6)	169,251	90,000	7.99%
Kitty B. Payne	4,312	25,050	0.92%
Norman F. Pulliam	154,926	90,000	7.55%
Peter E. Weisman (7)	76,950	49,500	3.95%
Donald B. Wildman (8)	51,787	30,000	2.57%
Coleman L. Young, Jr.	62,500	37,500	3.13%
David H. Zabriskie	4,788	25,050	0.94%
All directors & named executive officers as a group (16 persons)	1,234,987	892,650	52.59%

(1)	Includes shares for which the named person has sole voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants but does not include any other stock options or warrants.
(3)

Based on 3,153,223 shares of common stock of the Company outstanding immediately as of the record date of March 1, 2006, plus the number of shares which the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

(4)	Includes 150 shares owned by his daughter, Carey M. Adams, for which he acts as custodian.
(5)	Includes 225 shares owned by his son, Jerry Calvert, Jr., 225 shares owned by his son Timothy R. Calvert, and 225 shares owned by his daughter, Casey M. Calvert in a trust in which he acts as trustee.
(6)

Includes 4,500 shares in trust for Alexa S. Hudson, 4,500 shares in trust for Lanie Ann Hudson, 4,500 shares in trust for William Alex Hudson, II, 4,500 shares in trust for John M. Hammond, 4,500 shares in trust for Lillian Grace Hammond and 4,500 shares in trust for Ross H. Hammond in which he acts as trustee.

(7)	Includes 600 shares for William Desvallees and 600 shares for Lucie Desvallees, for which he acts as custodian.
(8)	Includes 525 shares in trust for William Reid Wildman, for which he acts as custodian.

Corporate Governance

          We periodically review our corporate governance policies and procedures to ensure that we meet the highest standards of ethical conduct, report results with accuracy and transparency and maintain full compliance with the laws, rules and regulations that govern our operations. As part of this periodic review, the Board of Directors reviews and adopts best corporate governance policies and practices for us.

Code of Ethics

          We have adopted a Code of Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

          As a mechanism to encourage compliance with the Code of Ethics, we have adopted a policy regarding our method of receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters. This policy ensures that employees may submit concerns in good faith regarding questionable accounting or auditing matters in a confidential and anonymous manner without fear of dismissal or retaliation of any kind.  A copy of the Code of Ethics can be found on our website, www.firstnational-online.com.

Meetings and Committees of the Board of Directors

          Our board of directors has appointed a number of committees, including an Audit Committee, Compensation Committee, and a Nominating Committee.  During the year ended December 31, 2005, our board and our bank’s board of directors held thirteen meetings.  All of our directors are determined to be independent as contemplated in the listing standards of the NASD and the NASDAQ National Market, except our chief executive officer due to his service as our employee.  All of our directors and the directors of the bank attended at least 75% of the aggregate of such board and committee meetings.  All of our directors attended our 2005 annual meeting.  Our board has adopted an attendance policy which requires our directors to attend the annual meeting unless the absence is excused in advance by our board chairman.  We have established a process for our shareholders to send communications to our directors.  Each of our directors may receive mail at the location of our principal executive offices at 215 North Pine Street, Spartanburg, South Carolina 29302.

          The Audit Committee, which met four times in 2005, is composed of Coleman L. Young, Jr., William A. Hudson, Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr.

          The functions of the Audit Committee are set forth in its charter, which is included as Appendix A. The initial charter was adopted in March 2000 and was most recently amended in December 2005.   The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The Audit Committee reports its findings to the board of directors.

          The Compensation Committee is composed of William A. Hudson, Mellnee Buchheit, Martha C. Chapman, Norman F. Pulliam, Gaines W. Hammond, Jr., MD, Donald B. Wildman, and Coleman L. Young, Jr.  Each member is considered independent as contemplated in the listing standards of the NASD and the NASDAQ National Market.  The Compensation Committee met three times in 2005.

          The Compensation Committee is responsible for establishing, implementing and monitoring all compensation policies of the company and the bank.  The committee is also responsible for evaluating the performance of the chief executive officer and recommending appropriate compensation levels.  The chief executive officer evaluates the performance of the executive officers of the company and recommends individual compensation levels to the Compensation Committee.

          Our Nominating Committee is composed of Gaines W. Hammond, Jr., MD, C. Dan Adams, W. Russel Floyd, Coleman L. Young, Jr., and William A. Hudson.  Each member is considered independent as contemplated in the listing standards of the NASD and the NASDAQ National Market.  The committee acts under a written charter adopted by the board of directors in October 2005 and met in February 2006.  A copy of the charter is available on our website, www.firstnational-online.com.  Prior to the formation of the Nominating Committee, our entire board served as the Nominating Committee.

          Our Nominating Committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws.  In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our boards.  While no single factor is determinative, the nominating committee shall consider the skills and background needed by the company and possessed by the person, diversity of the board, actual or potential conflicts of interest, and the willingness and ability to devote time and energy to the duties of a director.  The nominating committee uses these criteria in evaluating director candidates in addition to any other factor relevant to a person’s potential service on the board of directors.

          Shareholders must deliver nominations in writing either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, following the close of business on the seventh day after notice of the date on which notice of such special meeting is given to shareholder.  Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.  The Nominating Committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the Nominating Committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee of the Board

          The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

          The Audit Committee has reviewed and discussed with management the audited financial statements.  Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with our independent auditors the independent auditor’s independence from us and our management.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2005 for filing with the SEC.

          The report of the Audit Committee is included herein at the direction of its members Coleman L. Young, Jr., Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., William A. Hudson, Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr.  Each member is considered independent as contemplated in the listing standards of the NASD and the NASDAQ National Market.  The Audit Committee does not include an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission as no individual committee member meets the five attributes and qualifies as an audit committee financial expert.  However, we believe that our committee members collectively are capable of (i) understanding accounting principles generally accepted in the United States of America and financial statements, (ii) assessing the general application of accounting principles generally accepted in the United States of America and financial statements, (iii) analyzing and evaluating our financial statements, (iv) understanding internal controls and procedures for financial reporting and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert under the rule adopted by the SEC.  However, to qualify as an audit committee financial expert under these new rules, an individual must also have experience preparing, auditing, analyzing or evaluating financial statements for a company similar to ours, such as a former chief financial officer or auditor of a community bank.  The board believes that each current member of our audit committee is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations and our independent auditors.

Oversight of Independent Registered Public Accounting Firm; Approval of Accounting Fees

          Under the provisions of its charter, the audit committee recommends to the board the appointment of the independent registered public accounting firm for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services.  The pre-approval process requires all services to be performed by our independent registered public accounting firm to be approved in advance, regardless of amount.  These services may include audit services, audit related services, tax services and other services.

Consolidated Audit Fees

          The aggregate fees billed for professional services rendered by Elliott Davis, LLC during the years ended 2005 and 2004 for audit of our annual financial statements and reviews of those financial statements included in our quarterly and annual reports filed on SEC Forms 10-QSB and 10-KSB totaled $34,820 and $25,920, respectively.

Audit – Related Fees

          The aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the year ended December 31, 2005, were $35,875. These services include the assistance related to providing comfort related to the secondary offering of our common stock completed in December 2005. We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for any audit-related fees during the year ended December 31, 2004.

Tax Fees

          We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any tax services during the years ended December 31, 2005 or 2004.

All Other Fees

          We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any other services during the years ended December 31, 2005 or 2004.

Certain Relationships and Related Transactions

          We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates.  It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us or the bank.  Loans to individual directors and officers must also comply with the bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

          As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC.  Based solely on a review of Forms 3, 4, and 5 and any representations made to us, it appears that these forms were filed in a timely fashion during 2005.

Independent Registered Public Accounting Firm

          Elliott Davis, LLC was our independent registered public accounting firm for the year ended December 31, 2005.  The Audit Committee has appointed Elliott Davis, LLC to serve as our independent registered public accounting firm for the year ending December 31, 2006.   We expect that a representative from Elliott Davis, LLC will be present and available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

          If shareholders wish a proposal to be included in our proxy statement relating to the 2007 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 17, 2006.  To ensure we have prompt receipt, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

          Any shareholder proposal to be made at our annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered to our principal executive offices not less than 30 or no more than 60 days before the annual meeting provided, however, that if less than 31 days notice of the meeting is given to shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

March 17, 2006.

Appendix A

First National Bancshares, Inc.

Charter of the Audit Committee of the Board of Directors

Audit Committee Charter

          The Board of Directors of First National Bancshares, Inc. (the “company”) has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.  The Audit Committee of the company also functions as the Audit Committee of the Board of Directors of the company’s subsidiary, First National Bank of the South (the “bank”).  References to the company in this charter also include the bank and all other direct and indirect subsidiaries of the company, and references to board include the board of directors of the company, of the bank, and of each other subsidiary.

          Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

          The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

          Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.

Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.

On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.

Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations.  The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members.  The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.

In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls.  Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures.  Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.

Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company.  Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.

Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company.  Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.

Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-KSB, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”  Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-KSB.

12.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-QSB, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.  Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

16.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

17.

Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

18.

Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations.  Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

19.

Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information.  Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

20.

At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

21.

Ensure the rotation of the audit partners as required by law.  At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

22.

Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.  Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

24.	Review related party transactions on a quarterly basis, and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.

The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

          The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

          While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditor.

Amended December 2005